Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACTS:

MARLIESE L. SHAW, Vice President, Investor Relations Officer (860) 291-3622 OR JOHN T. LUND, Executive Vice President and Chief Financial Officer (860) 291-3626

MEDIA CONTACTS:

LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell OR LAURIE A. ROSNER, S.V.P., Marketing Officer (860) 291-3616

Rockville Bank to Consolidate East Windsor Big Y into East Windsor Branch

ROCKVILLE, CONN., February 16, 2012 – William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Bank and Rockville Financial, Inc. (NASDAQ Global Select Stock Market: “RCKB”) today announced that Rockville Bank has filed an application with the Connecticut State Department of Banking for approval to consolidate their East Windsor Big Y branch into the East Windsor branch at 39 Prospect Hill Road on Saturday, March 31, 2012. The Bank also will extend its hours at that location.

A personal letter has been mailed to all East Windsor Big Y customers notifying them of the consolidation and inviting them to visit the East Windsor branch at 39 Prospect Hill Road, less than a quarter of a mile away.

“We think our East Windsor Big Y customers will enjoy the additional conveniences of our traditional Prospect Hill location that include two drive-up teller windows, complimentary drinks and snacks, and a coin counting machine at our East Windsor branch,” explains William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Bank. “Because we know our Big Y East Windsor customers enjoyed the extended supermarket hours, we’re expanding them at our East Windsor branch. We will be open later on Mondays, Tuesdays and Wednesdays until 5:00 p.m., and on Thursdays and Fridays until 7:00 p.m. The branch also is open on Saturdays from 9 a.m. to 12 noon. We want our customers to know that all of our employees at our East Windsor Big Y branch will continue to be employed at Rockville Bank, and they will see those familiar faces at other branches.”

Rockville Bank currently is a 21 1/2-branch community bank serving Tolland, Hartford, and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and Big Y supermarket locations in Enfield and Manchester. A New Haven County Commercial Banking Office is now open and located at 2319 Whitney Avenue in Hamden, Conn. to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. Later this year, Rockville Bank will open a full-service branch in West Hartford, Conn. For information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For information about the Company, Rockville Financial, Inc. (RCKB), visit Investor Relations at www.rockvillebank.com and click on About Us. For investor relations questions, contact Marliese L. Shaw, Vice President, Investor Relations Officer at (860) 291-3622.

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